As filed with the Securities and Exchange Commission on May 2, 2014.

Registration No.  333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

BEMIS COMPANY, INC.

(Exact Name of Registrant as Specified in Its Charter)

Missouri (State or Other Jurisdiction of Incorporation or Organization)	43-0178130 (I.R.S. Employer Identification No.)

One Neenah Center, 4th Floor Neenah, Wisconsin (Address of Principal Executive Offices)	54957-0669 (Zip Code)

Bemis Company, Inc. 2014 Stock Incentive Plan

(Full Title of the Plan)

Sheri H. Edison
Vice President, General Counsel and Secretary
Bemis Company, Inc.
One Neenah Center, 4th Floor
Neenah, Wisconsin 54957-0669
(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service:  (920) 727-4100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act):

Large Accelerated Filer ☒   Accelerated Filer ☐      Non-accelerated Filer ☐      Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.10 par value	3,282,170	N/A	N/A	N/A

(1)         As described in the Explanatory Note in this registration statement, this registration statement hereby registers 3,282,170 shares of common stock, par value $0.10 per share (the “Common Stock”) that were previously available for future awards under the Bemis Company, Inc. 2007 Stock Incentive Plan (the “2007 Plan”) as of May 1, 2014, the date of shareholder approval of the 2014 Plan that now may be issued under the 2014 Plan (the “Carryover Shares”).  The Carryover Shares were previously registered on Form S-8 filed with the Securities and Exchange Commission on August 17, 2006 (Registration No. 333-136698).  A post-effective amendment to that registration statement on Form S-8 to deregister the Carryover Shares is being filed contemporaneously with the filing of this registration statement.

(2)         This registration statement also will cover any additional shares of Common Stock that become issuable under the 2014 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(3)         The registration fee with respect to the Carryover Shares was paid in connection with the filing of the registration statement on Form S-8 described in footnote 1 above.

BEMIS COMPANY, INC.

EXPLANATORY NOTE

The shareholders of Bemis Company, Inc. (the “Company”) approved the Company’s 2014 Stock Incentive Plan (the “2014 Plan”) on May 1, 2014 (the “Approval Date”).  Under the 2014 Plan, 3,282,170 shares of common stock, par value $0.10 per share (the “Common Stock”) remaining available for future grants under the Company’s 2007 Stock Incentive Plan (the “2007 Plan”) as of the Approval Date (the “Carryover Shares”).  In addition, the number of shares of Common Stock available for issuance under the 2014 Plan will be increased by the number of shares subject to awards (made under the 2014 Plan or that were outstanding under the 2007 Plan on the Approval Date) that expire, are forfeited, or are settled in cash.  The Company’s authority to grant new awards under the 2007 Plan terminated upon shareholder approval of the 2014 Plan on the Approval Date.

The purpose of this registration statement is to register the Carryover Shares for issuance under the 2014 Plan.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

The following documents previously filed (File No. 1-5277) with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this registration statement:

(a)                                 The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 2013 (which incorporates by reference certain portions of the Company’s definitive proxy statement for the Company’s 2014 Annual Meeting of Shareholders);

(b)                                 All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules); and

(c)                                  The description of the Company’s Common Stock contained in the registration statement on Form S-3ASR filed on July 20, 2009 (Registration No. 333-160681) under the heading “Description of the Common Stock We May Offer,” and all amendments and reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.         Description of Securities.

Bemis Company, Inc.’s common stock is registered under Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5.         Interests of Named Experts and Counsel.

Sheri H. Edison, Vice President, General Counsel and Secretary of Bemis Company, Inc. has opined on the legality of the issuance of the common stock offered pursuant to this registration statement.  As of May 1, 2014, Ms. Edison beneficially owned 21,506 shares of our common stock.

Item 6.         Indemnification of Directors and Officers.

Under Missouri law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to an action (other than an action by or in the right of the corporation) by reason of that person’s service as a director, officer, employee or agent of the corporation, or that person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees) that are actually and reasonably incurred by that person (“Expenses”), and judgments, fines and amounts paid in settlement that are actually and reasonably incurred, in connection with the defense or settlement of such action, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Although Missouri law permits a corporation to indemnify any person referred to above against Expenses in connection with the defense or settlement of an action by or in the right of the corporation, provided that the person to be indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, if such person has been judged liable to the corporation, indemnification is only permitted to the extent that the court in which the action was brought determines that, despite the adjudication of liability, such person is entitled to indemnity for such Expenses as the court deems proper. The General and Business Corporation Law of the State of Missouri also provides for mandatory indemnification of any director, officer, employee or agent against Expenses to the extent such person has been successful on the merits in any proceeding covered by the statute. Missouri law allows for the advancement of expenses pursuant to authorization by the board of directors in certain cases. Missouri law also allows a corporation to give further indemnity in its articles of incorporation, bylaws or by agreement of the Shareholders, provided such further indemnity does not indemnify a person for conduct finally adjudged to have been knowingly fraudulent, deliberately dishonest or a product of willful misconduct. In addition, the General Business and Corporation Law of the State of Missouri provides that indemnification provided by the statute shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation, the bylaws, any agreement or vote of shareholders or disinterested directors, or otherwise.

Article V of our Bylaws requires indemnification of our directors and officers or directors and officers of our subsidiaries provided the person to be indemnified acted in good faith and in a manner reasonably believed to be in our best interests, and, in addition, in any criminal action, had no reason to believe the conduct was unlawful. However, Article V of the Bylaws prohibits indemnification to which the director or officer is otherwise entitled for: (1) conduct which is finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct; or (2) an accounting for profits pursuant to Section 16(b) of the Exchange Act, as amended from time to time, or pursuant to a successor statute or regulation. We maintain insurance coverage relating to certain liabilities of our directors and officers.

Item 7.         Exemption from Registration Claimed.

Not Applicable.

Item 8.         Exhibits.

3(a)

Restated Articles of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 (File No. 1-5277))

3(b)	By-Laws of the Registrant, as amended through November 26, 2012 (incorporated by reference from the Registrant’s Current Report on Form 8-K dated November 26, 2012)

5(a)	Opinion of Sheri H. Edison

23(a)	Consent of Sheri H. Edison (contained in Exhibit 5(a) to this Registration Statement)

23(b)	Consent of PricewaterhouseCoopers LLP

24(a)	Powers of Attorney

99(a)

Bemis Company, Inc. 2014 Stock Incentive Plan (incorporated by reference to Exhibit B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on March 18, 2014)

Item 9.         Undertakings.

A.                                    The undersigned Registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.                                    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Neenah, State of Wisconsin on May 2, 2014.

BEMIS COMPANY, INC.

By	/s/ Henry J. Theisen
Henry J. Theisen
Chairman of the Board of Directors, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Henry J. Theisen and Sheri H. Edison and each or either of them, the undersigned’s true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign (i) a Registration Statements and any or all amendments (including post-effective amendments) to such Registration Statement with respect to the Company’s 2014 Stock Incentive Plan and (ii) any and all amendments (including post-effective amendments) to the Registration Statement with respect to the Company’s 2007 Stock Incentive Plan, and, in each case, to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

IN WITNESS WHEREOF, the undersigned has hereunto set the undersigned’s hand this 1st of May, 2014.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on May 1, 2014 by the following persons in the capacities indicated:

/s/ Henry J. Theisen	/s/ Jerry S. Krempa
Henry J. Theisen, Chairman of the Board of Directors, President and Chief Executive Officer	Jerry S. Krempa, Vice President and Controller (principal financial and accounting officer)

/s/ Ronald J. Floto	/s/ David S. Haffner
Ronald J. Floto, Director	David S. Haffner, Director

/s/ William L. Mansfield	/s/ Timothy M. Manganello
William L. Mansfield, Director	Timothy M. Manganello, Director

/s/ Edward N. Perry	/s/ Paul S. Peercy
Edward N. Perry, Director	Paul S. Peercy, Director

/s/ Holly A. Van Deursen	/s/ David T. Szczupak
Holly A. Van Deursen, Director	David T. Szczupak, Director

/s/ Philip G. Weaver
Philip G. Weaver, Director

INDEX TO EXHIBITS

No.	Description	Manner of Filing
3(a)	Restated Articles of Incorporation of the Registrant, as amended	Incorporated by Reference

3(b)	By-Laws of the Registrant, as amended through November 26, 2012.	Incorporated by Reference

5(a)	Opinion of Sheri H. Edison	Filed Electronically

23(a)	Consent of Sheri H. Edison.	Contained in Exhibit 5(a) to this Registration Statement

23(b)	Consent of PricewaterhouseCoopers LLP.	Filed Electronically

24(a)	Powers of Attorney	Contained on Signature page in this Registration Statement

99(a)	Bemis Company, Inc. 2014 Stock Incentive Plan	Incorporated by Reference